Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report, dated February 18, 2005, on the financial statements and financial highlights of Pioneer Independence Fund included in the Annual Report to the Shareowners for the year ended December 31, 2004 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 8 to the Registration Statement (Form N-1A No. 333-42105) of Pioneer Independence Fund.


                                                           /s/ ERNST & YOUNG LLP


Boston, Massachusetts
April 22, 2005